Exhibit 33

EXCHANGE AGREEMENT

THIS EXCHANGE AGREEMENT (this “Agreement”) is made as of the 30th day of January, 2023, by and between TeraWulf Inc., a Delaware corporation (the “Company”), and Stammtisch Investments (“Holder”).

RECITALS

WHEREAS, Holder currently holds shares of the Company’s common stock, par value $0.001 per share (the “Common Stock” and such shares of Common Stock held by the Holder, the “Existing Shares”);

WHEREAS, the Company and Holder wish to exchange 12,000,000 of the Holder’s Existing Shares for 12,000,000 of new warrants to be issued by the Company (such shares to be exchanged, the “Exchangeable Shares”);

WHEREAS, the new warrants (the “New Warrants”) shall be exercisable for one share of Common Stock at a strike price of $0.00001; and

WH0REAS, the terms and conditions of the New Warrants shall be governed by that certain Warrant Agreement, dated January 30, 2023, by and between the Company and Holder (the “Warrant Agreement”).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company and Holder hereby agree as follows:

1. Surrender and Cancellation of Exchangeable Shares. At the Closing (as defined below), Holder shall surrender the Exchangeable Shares for, and the Company shall cancel the Exchangeable Shares from the Company’s books and records and shall issue to Holder, 12,000,000 New Warrants (such exchange, the “Exchange”). Holder agrees that, at the Closing, the Exchangeable Shares will be canceled and of no further force or effect. Holder further agrees to take any and all actions reasonably requested by the Company and/or the Company’s transfer agent to surrender and cancel the Exchangeable Shares, and the Exchangeable Shares shall be deemed cancelled and of no further force or effect as of the Closing and shall thereafter represent only the right to receive the New Warrants even if the Holder fails to surrender the Exchangeable Shares.

3. Closing. The closing of the Exchange provided for in Section 1 of this Agreement (the “Closing”) shall take place on January 30, 2023 or another date as reasonably agreed to by the parties hereto

4. Representations and Warranties of Holder. Holder hereby represents and warrants that:

(a) The Holder is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized.

(b) The Holder has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and such execution, delivery and consummation have been duly authorized by all necessary action. This Agreement has been duly executed and delivered by the Holder and constitutes the valid and binding obligation of such party, enforceable against it in accordance with its terms. The Holder is the owner, beneficially and of record, of the Exchangeable Shares, free and clear of any encumbrances.

(c) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) conflict with, or result in a breach or violation of, any provision of the Holder’s organizational documents, (ii) constitute, with or without notice or the passage of time or both, a breach violation or default under any law, rule, regulation, permit, license, agreement or other instrument of the Holder or to which the Holder or the Holder’s property is subject, or (iii) require any consent, approval or authorization of, or notification to, or filing with, any federal, state, local or foreign court, governmental agency or regulatory or administrative authority on the part of the Holder.

(d) This Agreement is made with the Holder in reliance upon the Holder’s representation, which by the Holder’s execution of this Agreement the Holder hereby confirms, that the New Warrants to be received by the Holder are and will be acquired for investment for its own account and not with a view to the distribution of any part thereof, and that the Holder has no present intention of selling, granting any participation in, or otherwise distributing the same.

(e) The Holder has had the opportunity to ask questions of and receive answers from the Company regarding the Company and its subsidiaries and to obtain additional information necessary to verify the accuracy of the information supplied or to which it had access.

(f) The Holder acknowledges that an investment in the New Warrants is a speculative risk. The Holder is able to fend for itself in the transactions contemplated by this Agreement, can bear the economic risk of its investment (including possible complete loss of such investment) for an indefinite period of time and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the New Warrants. The Holder represents that it has not been organized for the purpose of acquiring the New Warrants to be acquired hereunder. The Holder understands that the shares of Common Stock underlying the New Warrants (the “Warrant Shares”) have not been registered under the Securities Act, or under the securities laws of any jurisdiction, by reason of reliance upon certain exemptions, and that the reliance on such exemptions is predicated, in part, upon the accuracy of the Holder’s representations and warranties in this Section 4. The Holder is familiar with Regulation D promulgated under the Securities Act and represents that it is an “accredited investor” as defined in Rule 501(a) of such Regulation D.

(g) The Holder understands that the Warrant Shares to be acquired upon exercise of the New Warrants are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances and in accordance with the terms and conditions set forth in the legend described in Section 4(h) below. The Holder represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

(h) The Holder understands that each of the certificates evidencing the Warrant Shares to be acquired hereunder may bear the following legend:

“THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY APPLICABLE STATE SECURITIES LAW, AND NO INTEREST THEREIN MAY BE SOLD, DISTRIBUTED, ASSIGNED, OFFERED, PLEDGED OR OTHERWISE TRANSFERRED UNLESS (i) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS COVERING ANY SUCH TRANSACTION INVOLVING SAID SECURITIES, (ii) THIS COMPANY RECEIVES AN OPINION OF LEGAL COUNSEL FOR THE HOLDER OF THESE SECURITIES SATISFACTORY TO THIS COMPANY STATING THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION, OR (iii) THIS COMPANY OTHERWISE SATISFIES ITSELF THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION.”

(i) Neither the Holder nor anyone acting on the Holder’s behalf has paid or given any person a commission or other remuneration directly or indirectly in connection with or in order to solicit or facilitate the Exchange.

(j) The Holder acknowledges that the issuance of the New Warrants (including the Warrant Shares issuable upon conversion thereof) is intended to be exempt from registration by virtue of Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”). The Holder has not taken any action that would cause such exemption not to be available.

5. Representations and Warranties of the Company

(a) The Company is duly organized, validly existing and in good standing under the laws of Delaware.

(b) The Company has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and such execution, delivery and consummation have been duly authorized by all necessary action. This Agreement has been duly executed and delivered by the Holder and constitutes the valid and binding obligation of such party, enforceable against it in accordance with its terms.

(c) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) conflict with, or result in a breach or violation of, any provision of the Company’s organizational documents, (ii) constitute, with or without notice or the passage of time or both, a breach violation or default under any law, rule, regulation, permit, license, agreement or other instrument of the Company or to which the Company or the Company’s property is subject, or (iii) require any consent, approval or authorization of, or notification to, or filing with, any federal, state, local or foreign court, governmental agency or regulatory or administrative authority on the part of the Company.

(d) The New Warrants to be issued to the Holder hereunder, when issued, sold and delivered in accordance with the terms of this Agreement and that certain Warrant Agreement will be duly and validly issued, fully paid, and nonassessable.

(e) The Warrant Shares to be issued to the Holder hereunder, when issued, sold and delivered in accordance with the terms of this Agreement and the Warrant Agreement will be duly and validly issued, fully paid, and nonassessable.

(f) Neither the Company nor anyone acting on the Company’s behalf has paid or given any commission or other remuneration to any person directly or indirectly in connection with or in order to solicit or facilitate the Exchange.

(g) The Company acknowledges that the issuance of the New Warrants (including the Warrant Shares issuable upon conversion thereof) is intended to be exempt from registration by virtue of Section 3(a)(9) of the Securities Act of 1933, as amended. The Company has not taken any action that would cause such exemption not to be available.

6. Termination. This Agreement shall terminate, without further action by any party, on the date the Exchange is consummated.

7. Miscellaneous.

7.1 Entire Agreement. This Agreement, taken together with the Warrant Agreement, constitutes the entire agreement between the Company and Holder with respect to the subject matter hereof and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.

7.2 Survival of Warranties. The warranties and representations of the parties contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement.

7.3 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware without regard to principles regarding conflicts of law.

7.4 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and Holder; provided, however, that if the Company agrees to amend in any material respect any of the other Exchange

Agreements, then the Company shall promptly make an offer to the Holder to make all (but not less than all) of the same amendments to this Agreement and the Holder shall have 10 business days to accept such offer, which it must do in writing delivered to the Company at its principal executive offices.

7.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.6 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:

TERAWULF INC.

By:
Name: Patrick Fleury
Title: Chief Financial Officer

HOLDER STAMMTISCH INVESTMENTS LLC

By:
Name: Paul B. Prager
Title: Manager

- Signature Page to Exchange Agreement -